Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Pulmatrix, Inc. on Form S-8 of our report dated April 14, 2015, which includes an explanatory paragraph as to Pulmatrix, Inc.’s ability to continue as a going concern, with respect to our audits of the financial statements of Pulmatrix, Inc. as of December 31, 2014 and 2013 and for the years then ended which report appears in the Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-203417) of Ruthigen, Inc.. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

July 20, 2015